Exhibit 99.1

News Release

March 9, 2007	FOR IMMEDIATE RELEASE
Park National Corporation and Vision Bancshares, Inc.
Complete Merger Transaction
NEWARK, Ohio — Park National Corporation (AMEX: PRK) (Park) and Vision Bancshares, Inc. (Vision) today completed the merger transaction contemplated by their agreement and plan of merger, which was signed and announced on September 14, 2006. Vision merged with and into Park, effective today. Vision’s two community bank subsidiaries — Vision Bank of Gulf Shores, Alabama and Vision Bank of Panama City, Florida — became subsidiaries of Park in connection with the merger and will continue to operate under the Vision Bank name.
Both Vision Banks will retain their board of directors, local leadership team and associates. The Vision Banks utilize a community bank model emphasizing local identity, leadership and autonomy, which is consistent with how Park’s other 12 community banks operate.
“Affiliating with a high-performing company like Park allows us to expand our commercial banking services and to reach more customers than ever before,” said J. Daniel Sizemore, chairman and chief executive officer of both Vision Banks. “This means enhanced services and extra conveniences for our customers. We’re also thrilled to be able to offer trust services to our customers for the first time in our history.” Sizemore will continue as chairman and chief executive officer of both Vision Banks and will join Park’s board of directors.
Vision, with 15 commercial banking offices stretching along the Gulf Coast from Mobile Bay, Ala. to east of Panama City, Fla., was established in 2000. Vision has approximately 180 associates who provide full service community banking. Vision had $691 million in total assets at December 31, 2006.
C. Daniel DeLawder, Park’s chairman and chief executive officer, said, “We enthusiastically welcome the associates of the Vision Banks to the Park family of community banks. Joining together organizations with remarkably similar cultures and beliefs is a proven recipe for success, and we are excited about our combined future. The Vision Banks have very clear opportunities to significantly grow in the future.”
Park, based in Newark, Ohio, reported $5.5 billion in total assets at December 31, 2006. Park is a collection of 12 community banks and two specialty finance companies, operating 138 offices in Ohio and one office in northern Kentucky. The two Vision Banks are the first banks based outside of Ohio to join the Park organization.
“Park and Vision associates alike have worked very hard to bring this merger about, for which we are grateful,” DeLawder said. “We congratulate all who have contributed their efforts to this, and we look forward to a future that now includes the Vision Banks that operate in a far more robust area of the country than what we have experienced in the past several years.”
At the time of the merger, Vision had 6,410,049 shares of common stock outstanding. Under the agreement and plan of merger, Vision’s shareholders have the option of receiving cash or Park common shares for their Vision shares (or any combination thereof), subject to the allocation and election procedures in the agreement and plan of merger. Park will allocate their requests so that 50 percent of the total Vision shares outstanding at the time of the merger will be exchanged for cash at the rate of $25 per share and the other 50 percent of the Vision shares will be exchanged for Park common shares at the exchange rate of 0.2475 Park common shares for each Vision share. Park expects to pay the Vision shareholders approximately $80.1 million and 793,200 Park common shares.
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Park National Corporation
50 North Third Street, Newark, Ohio 43055
www.parknationalcorp.com

News Release

The Vision stock options outstanding at the time of the merger totaled 467,784 with a weighted average exercise price per share of approximately $8.57. Each outstanding Vision stock option will be cancelled and converted into the right to receive an amount of cash equal to the product of (1) (a) $25.00 minus (b) the exercise price of the stock option, multiplied by (2) the number of Vision shares of common stock subject to the unexercised portion of the stock option. Park estimates that $7.7 million will be paid to the holders of the outstanding Vision stock options.
About Park National Corporation
Headquartered in Newark, Park, prior to the merger with Vision, consisted of 12 community banking divisions and two specialty finance companies, all based in Ohio. Park operates 138 offices across 29 Ohio counties and one Kentucky county through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Aircraft Finance (Scope Leasing, Inc.), and Guardian Financial Services Company. For more information, visit www.parknationalcorp.com.
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MEDIA CONTACTS:
C. Daniel DeLawder, Park Chairman and CEO, 740.349.3746 or ddelawder@parknationalbank.com
J. Daniel Sizemore, Vision Chairman and CEO, 251.978.7877 or dannysizemore@visionbankal.com
Ellie Hempleman, Park National Bank Marketing Specialist, 740.349.5493 or ehempleman@parknationalbank.com
Park National Corporation
50 North Third Street, Newark, Ohio 43055
www.parknationalcorp.com